Exhibit 99.1
NEWS RELEASE
UROPLASTY RECEIVES FDA APPROVAL LETTER
FOR
MACROPLASTIQUE
MINNEAPOLIS, MN, OCTOBER 31, 2006 — Uroplasty, Inc. (AMEX:UPI) announced today that it received from the U.S. Food and Drug Administration (FDA) pre-market approval (PMA) for its Macroplastique® Implants. With this approval, Uroplasty can begin marketing Macroplastique in the United States for the treatment of female stress urinary incontinence primarily due to intrinsic sphincter deficiency. Following market introduction, the Company will conduct customary, FDA-required post approval studies to obtain market feedback on safety and effectiveness of the product.
Uroplasty President and CEO, David B. Kaysen, commented, “We have been selling Macroplastique in Europe since 1991 and this approval allows us to commercialize the product in the United States. We expect to begin marketing this product in the United States in early 2007.”
“The addition of Macroplastique to the U.S. product line provides Uroplasty with the unique opportunity to treat multiple indications of voiding dysfunctions with a platform of safe and effective products,” continued Mr. Kaysen.
Uroplasty’s other products include:
·     I-Stop™, a minimally invasive biocompatible, polypropylene, tension-free sling for the treatment of female urinary incontinence. The I-Stop sling can correct stress urinary incontinence by providing tension-free hammock-type support for the urethra to prevent its downward movement and the associated leakage of urine.
·     The Urgent® PC neuromodulation system, a minimally invasive device designed for office-based treatment of overactive bladder symptoms of urge incontinence, urinary urgency and urinary frequency. This product uses percutaneous tibial nerve stimulation to deliver an electrical pulse that travels to the sacral nerve plexus, a control center for bladder function.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions, which indicate future events and trends, identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing products in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients, our historical reliance on a single product for most of our current sales; our ability to commercialize our recently licensed product lines; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of clinical trials; our continued losses and the possible need to raise additional capital in the future; our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price. We cannot assure that we can market Macroplastique profitably in the United States.
     FOR FURTHER INFORMATION: visit Uroplasty’s web page at www.uroplasty.com or contact Mr. Kaysen.
UROPLASTY, INC.
David B. Kaysen, President / CEO
5420 Feltl Road
Minnetonka, Minnesota 55343
Tel: 952.426.6140
Fax: 952.426.6199
E-mail: dave.kaysen@uroplasty.com